PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

July 16, 2015

To Whom It May Concern:

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195548) of RadTek, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 7, 2015 with respect to the consolidated financial statements of RadTek, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ PLS CPA

____________________________

 PLS CPA, A Professional Corp.

 San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board